Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
October 28, 2016

Media Contact:	Investor Contact:
Melanie Moir	Chris Liddle
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7458

Portland General Electric announces third quarter 2016 results

•	Carty Generating Station (Carty) is operating exceptionally well

•	Draft 2016 Integrated Resource Plan (IRP) is available and final will be filed with the Oregon Public Utility Commission (OPUC) in mid-November

•	Based upon retail deliveries year-to-date, full-year retail load growth guidance has been reduced from 1 percent to zero

•	Reaffirming 2016 earnings guidance of $2.05 - $2.20 per share

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $34 million, or 38 cents per diluted share, for the third quarter of 2016. This compares with net income of $36 million, or 40 cents per diluted share, for the third quarter of 2015. The decrease in third quarter earnings per diluted share was a result of a reduction in sales volume due to mild temperatures, a decrease in deliveries in the commercial and industrial sectors in the third quarter of 2016 in comparison to the third quarter of 2015, and expenses related to Carty not included in customer prices. These decreases were partially offset by the incremental earnings associated with the OPUC approved Carty capital costs being placed in-service, an increase in the decoupling collection, a gain on the non-qualified benefit trust and other miscellaneous items.

“We are reaffirming our guidance of $2.05-$2.20 for the year,” said Jim Piro, CEO and president of Portland General Electric. “While we revised our 2016 load forecast to be flat to 2015 related to softening in the industrial and commercial sectors, we still see positive growth ahead based on the continued strength of our local economy.”

Company Updates

Carty

PGE placed Carty, a 440 megawatt natural-gas fired baseload generating resource near Boardman, OR, into service on July 29, 2016. The plant is operating as designed and had a 92 percent availability rate through September. Beginning August 1, 2016, PGE began recovering the $514 million of capital costs, as well as the plant’s operating costs approved as part of the 2016 General Rate Case (GRC) in customer prices. As of September 30, 2016, PGE had $615 million recorded as plant in-service related to Carty. The company currently estimates that the total capital expenditures for Carty, including allowance for funds used during construction, will be approximately $640 million to $660 million. This cost estimate does not reflect any offsetting amounts that may be received from the sureties

Exhibit 99.1

pursuant to the performance bond or from Abeinsa Abener Teyma General Partnership (Abeinsa), the contractor or Abengoa S.A., the contractor’s parent company.

PGE continues to pursue legal action against Liberty Mutual and Zurich North America, the two sureties that provided a $145.6 million performance bond on the Carty project. At the end of July 2016, the U.S. District Court of Oregon ruled against the sureties’ motion to stay the proceedings in U.S. District Court of Oregon and ruled in favor of PGE’s motion to enjoin the sureties from an International Chamber of Commerce arbitration proceeding filed by Abengoa under a parental guarantee on the project. As a result, the first phase of the case with the sureties -- which will determine whether PGE’s termination of the contractor was proper -- is currently scheduled to begin trial in the U.S. District Court of Oregon in June 2017. Additionally, in early October, the U.S. Bankruptcy Court granted PGE’s motion for relief from the stay imposed by Abeinsa’s Chapter 11 bankruptcy proceeding, and, on October 21, 2016, PGE filed a complaint in the U.S. District Court of Oregon against Abeinsa on the Carty project for failure to satisfy its obligations under the terms of the Carty construction agreement. Refer to the company’s Form 10-Q for the third quarter 2016 for additional details on the Carty project.

Integrated Resource Plan

PGE is finalizing its 2016 IRP and expects to file it with the OPUC in mid-November. The plan continues to reflect a shift to a less carbon-intensive supply portfolio consistent with the new Oregon Clean Electricity and Coal Transition Plan which calls for 50 percent renewables by 2040. The 2016 IRP addresses the need for additional resources to meet the law’s requirements of 20 percent renewables by 2020 and to replace energy and capacity from PGE’s Boardman plant, which will cease coal-fired operations at the end of 2020. Actions identified through 2020 are also expected to offset expiring purchase power agreements and integrate variable energy resources, such as wind or solar generation facilities.

The proposed four-year Action Plan associated with the draft IRP includes a minimum of 135 MWa of new cost-effective energy efficiency, 77 MW of new demand response, and the addition of approximately 175 MWa in new qualifying renewable resources. The plan also identifies the need for up to 850 MW of new capacity resources, which includes 375-550 MW of long-term dispatchable resources and up to 400 MW of annual or seasonal equivalent capacity resources, to meet reliability needs.

The final IRP plan filed with the OPUC may include modifications to the draft. Acknowledgment of the 2016 IRP is targeted for mid-2017. Upon acknowledgment, PGE will request approval from the OPUC to issue one or more Requests for Proposals to acquire needed resources.

Weather-adjusted load growth forecast flat for 2016

PGE is reducing its prior full-year 2016 load growth estimate from 1 percent to flat in comparison to 2015, weather-adjusted and excluding one large paper company. This change is driven by decreased full year growth expectations for the commercial and industrial sectors due to lower third quarter actual deliveries. Industrial growth in the high tech sector has slowed from the rapid increases seen in recent years and, in 2016, these increases were offset by decreases in deliveries to metals and solar manufacturing customers resulting from operational changes and layoffs announced earlier in the year. In addition, energy efficiency continues to impact growth, with building codes and standards likely reducing energy deliveries beyond the impact of energy efficiency programs. Despite weakness in deliveries growth for 2016, economic fundamentals remain strong, including continued population growth in PGE’s service area, low unemployment rates and a robust underlying industrial sector, all of which support future growth.

Exhibit 99.1

Third quarter operating results

Earnings Reconciliation of Q3 2015 to Q3 2016
(in $millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS**
Reported Q3 2015	$44	$36	$0.40
Revenue Adjustments
Electric retail average price increase	15	9	0.10
Electric retail volume decrease	(34)	(21)	(0.23)
Decoupling refund deferral	9	5	0.06
Electric wholesale volume and price decrease	19	11	0.13
Other revenue decreases	(1)	(1)	(0.01)
Change in Revenue	8	3	0.05
Power Cost Adjustments
Average power cost decrease	4	3	0.03
Increase in purchased power and generation	(5)	(3)	(0.03)
Other power cost decreases	2	1	0.01
Change in Power Costs	1	1	0.01
O&M Adjustments
Generation, transmission, distribution	(5)	(2)	(0.03)
Administrative and general	(4)	(2)	(0.03)
Change in O&M	(9)	(4)	(0.06)
Adjustments to Other Items
Depreciation & amortization	(3)	(2)	(0.02)
AFDC equity***	(2)	(2)	(0.02)
Gain on non-qualified benefit trust	2	2	0.02
Taxes other than income taxes	(1)	(1)	(0.01)
Adjustment for effective vs statutory tax rate		1	0.01
Change in Other Items	(4)	(2)	(0.02)
Reported Q3 2016	$40	$34	$0.38
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Some values may not foot due to rounding
*** Statutory tax rate does not apply to AFDC equity

Total revenues for the three months ended September 30, 2016 increased $8 million compared to the three months ended September 30, 2015, comprised primarily of a $19 million increase in wholesale revenues partially offset by an $11 million decrease in retail revenues.

The change in retail revenues resulted from the following:

•
A $19 million decrease resulting from a $34 million reduction in revenue related to 7.6% lower retail energy deliveries due to unfavorable weather conditions and a decrease in deliveries to commercial and industrial customers, partly offset by an increase of $15 million that resulted from customer price changes. Energy deliveries to residential and commercial customers decreased 7.5% and 5.7%, respectively, due in part to the effects of more moderate weather, and energy deliveries to industrial customers decreased 10.8%, largely due to the closure of a large paper customer that ceased operations in late 2015. PGE’s 2016 GRC took the loss of this customer into consideration and incorporated its effects into prices and load forecasts resulting in minimal impact on net income; and

•
Supplemental tariffs decreased $5 million as a $7 million reduction in collection, which ended in 2015, for certain capital projects was partly offset by increases of $2 million for the combination of property sales gains in 2015 and the timing of the Trojan spent fuel refund to customers; partially offset by

Exhibit 99.1

•	An $11 million increase resulted from other tariffs including a $9 million increase in estimated collections under the decoupling mechanism.

Net variable power costs (NVPC) (purchased power and fuel expense, net of wholesale revenues) for the three months ended September 30, 2016 decreased $20 million when compared with the three months ended September 30, 2015. The decrease was driven by a 66% increase in wholesale revenues, a 3% decrease in the average variable power cost per MWh, partially offset by a 3% increase in total system load. The increase in wholesale revenues was driven primarily by a 2% increase in the average wholesale sales price, combined with a 63% increase in wholesale sales volume. For the three months ended September 30, 2016, actual NVPC was $3 million above the baseline, while the three months ended September 30, 2015 actual NVPC was $6 million above baseline NVPC.

Generation, transmission and distribution expense increased $5 million, or 8%, in the three months ended September 30, 2016 compared with the three months ended September 30, 2015 driven primarily by $3 million of expense for Carty (placed in service in 2016).

Administrative and other expense increased $4 million, or 7%, in the three months ended September 30, 2016 compared with the three months ended September 30, 2015. The increase was primarily due to a $3 million increase in legal costs related to Carty.

Depreciation and amortization expense increased $3 million in the three months ended September 30, 2016 compared with the three months ended September 30, 2015. The increase was primarily driven by $6 million additional expense due to capital additions, offset by a $5 million decrease that resulted from the completion of the amortization of the regulatory asset for four capital project deferrals as authorized in the company’s 2011 GRC. Increases or decreases in expense resulting from amortization of regulatory assets or liabilities are directly offset in revenues.

Other income, net remained flat for three months ended September 30, 2016 compared with the three months ended September 30, 2015. This was due to a decrease in the allowance for equity funds used during construction resulting from lower average construction work in progress balances, primarily related to the Carty project, offset by gains on the non-qualified benefit trust.

Income tax expense was $6 million in the three months ended September 30, 2016 compared with $8 million in the three months ended September 30, 2015, with effective tax rates of 15.0% and 18.2%, respectively. The decrease in income tax expense and effective tax rate was primarily due to lower pre-tax income partially offset by a decrease in production tax credits.

2016 earnings guidance

PGE is reaffirming its revised 2016 guidance of $2.05 - $2.20 per diluted share. The guidance is based on the following assumptions:

•	Flat retail load for the full-year, weather-adjusted and excluding one large paper company;

•	Average hydro conditions for the remainder of the year;

•	Wind generation for the remainder of the year based on 5 years of historic levels or forecast studies when historical data is not available;

•	Normal thermal plant operations;

•	Operating and maintenance costs between $515 and $535 million; and

•	Depreciation and amortization expense between $315 and $325 million.

Exhibit 99.1

Third Quarter 2016 earnings call and web cast — October 28th

PGE will host a conference call with financial analysts and investors on Friday, October 28th, at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, October 28th, through Friday, November 4th.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Chris Liddle, manager, investor relations and corporate finance, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 863,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at investors.portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding the expected capital costs for the Carty Generating Station and the recovery of those costs; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

Exhibit 99.1

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues, net	$484	$476	$1,399	$1,399
Operating expenses:
Purchased power and fuel	180	181	455	490
Generation, transmission and distribution	69	64	199	192
Administrative and other	63	59	185	179
Depreciation and amortization	79	76	244	227
Taxes other than income taxes	29	28	89	86
Total operating expenses	420	408	1,172	1,174
Income from operations	64	68	227	225
Interest expense (1)	28	28	82	86
Other income:
Allowance for equity funds used during construction	4	6	19	15
Miscellaneous income, net	—	(2)	—	—
Other income, net	4	4	19	15
Income before income tax expense	40	44	164	154
Income tax expense	6	8	32	33
Net income and Comprehensive income	$34	$36	$132	121

Weighted-average shares outstanding (in thousands):
Basic	88,921	88,766	88,885	82,633
Diluted	88,921	88,766	88,885	82,633

Earnings per share:
Basic	$0.38	$0.40	$1.49	$1.47
Diluted	$0.38	$0.40	$1.49	$1.47

Dividends declared per common share	$0.32	$0.30	$0.94	$0.88

(1) Net of an allowance for borrowed funds used during construction of $2 million and $3 million in the three months ended September 30, 2016 and 2015, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$88	$4
Accounts receivable, net	140	158
Unbilled revenues	60	95
Inventories	82	83
Regulatory assets—current	65	129
Other current assets	41	88
Total current assets	476	557
Electric utility plant, net	6,340	6,012
Regulatory assets—noncurrent	515	524
Nuclear decommissioning trust	41	40
Non-qualified benefit plan trust	34	33
Other noncurrent assets	49	44
Total assets	$7,455	$7,210

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$112	$98
Liabilities from price risk management activities - current	66	130
Short-term debt	—	6
Current portion of long-term debt	—	133
Accrued expenses and other current liabilities	270	259
Total current liabilities	448	626
Long-term debt, net of current portion	2,325	2,060
Regulatory liabilities—noncurrent	958	928
Deferred income taxes	644	632
Unfunded status of pension and postretirement plans	267	259
Liabilities from price risk management activities - noncurrent	163	161
Asset retirement obligations	156	151
Non-qualified benefit plan liabilities	105	106
Other noncurrent liabilities	79	29
Total liabilities	5,145	4,952
Total equity	2,310	2,258
Total liabilities and equity	$7,455	$7,210

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$132	$121
Depreciation and amortization	244	227
Other non-cash income and expenses, net included in Net income	28	70
Changes in working capital	122	44
Other, net	(29)	(23)
Net cash provided by operating activities	497	439
Cash flows from investing activities:
Capital expenditures	(454)	(452)
Distribution from Nuclear decommissioning trust	—	50
Sales tax refund received related to Tucannon River Wind Farm	—	23
Other, net	—	2
Net cash used in investing activities	(454)	(377)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	271
Net (payments) issuances of long-term debt	132	(297)
Payments on short-term debt	(6)	—
Dividends paid	(82)	(70)
Other	(3)	(1)
Net cash provided by (used in) financing activities	41	(97)
Increase (Decrease) in cash and cash equivalents	84	(35)
Cash and cash equivalents, beginning of period	4	127
Cash and cash equivalents, end of period	$88	$92

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues (dollars in millions):
Retail:
Residential	$203	$213	$648	$647
Commercial	170	176	492	498
Industrial	54	59	153	172
Subtotal	427	448	1,293	1,317
Other retail revenues, net	1	(9)	5	(11)
Total retail revenues	428	439	1,298	1,306
Wholesale revenues	48	29	74	66
Other operating revenues	8	8	27	27
Total revenues	$484	$476	$1,399	$1,399

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,618	1,749	5,278	5,308
Commercial	1,751	1,862	5,148	5,246
Industrial	754	871	2,168	2,563
Total retail energy sales	4,123	4,482	12,594	13,117
Retail energy deliveries:
Commercial	141	145	403	401
Industrial	301	312	907	875
Total retail energy deliveries	442	457	1,310	1,276
Total retail energy sales and deliveries	4,565	4,939	13,904	14,393
Wholesale energy deliveries	1,360	836	2,621	1,954
Total energy sold and delivered	5,925	5,775	16,525	16,347

Number of retail customers at end of period:
Residential			754,149	744,172
Commercial			108,063	106,892
Industrial			206	197
Direct access			374	389
Total retail customers			862,792	851,650

	Heating Degree-days			Cooling Degree-days
	2016	2015	Average*	2016	2015	Average*
First quarter	1,585	1,481	1,866	—	—	—
Second quarter	403	513	689	154	207	70
July	3	—	9	140	287	163
August	3	—	8	224	235	168
September	72	76	61	30	51	68
Third quarter	78	76	78	394	573	399
Year to Date	2,066	2,070	2,633	548	780	469

* — “Average” amounts represent the 15-year rolling average calculated from data provided by the National Weather Service (Portland Airport).

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,418	1,445	2,535	2,656
Natural gas	2,243	1,702	4,017	3,356
Total thermal	3,661	3,147	6,552	6,012
Hydro	267	267	1,214	1,063
Wind	570	568	1,559	1,371
Total generation	4,498	3,982	9,325	8,446
Purchased power:
Term	913	1,260	5,355	5,997
Hydro	322	326	1,160	1,239
Wind	91	88	241	241
Total purchased power	1,326	1,674	6,756	7,477
Total system load	5,824	5,656	16,081	15,923
Less: wholesale sales	(1,360)	(836)	(2,621)	(1,954)
Retail load requirement	4,464	4,820	13,460	13,969